A special meeting of the shareholders for Spartan New York Municipal Income Fund was held on February 13, 2002. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	624,637,584.74	88.455
Against	31,541,899.43	4.466
Abstain	49,986,245.86	7.079
TOTAL	706,165,730.03	100.000
Broker Non-Votes	14,547,216.80
PROPOSAL 2
To authorize the Trustees to adopt an amended and restated Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	609,078,308.06	86.251
Against	50,153,385.59	7.103
Abstain	46,934,036.38	6.646
TOTAL	706,165,730.03	100.000
Broker Non-Votes	14,574,216.80
PROPOSAL 3
To elect the fourteen nominees specified below as Trustees.*
	# of Votes Cast	% of Votes Cast
J. Michael Cook
Affirmative	683,993,978.28	94.902
Withheld	36,745,968.55	5.098
TOTAL	720,739,946.83	100.000
Ralph F. Cox
Affirmative	683,245,973.60	94.798
Withheld	37,493,973.23	5.202
TOTAL	720,739,946.83	100.000
	# of Votes Cast	% of Votes Cast
Phyllis Burke Davis
Affirmative	682,999,172.20	94.764
Withheld	37,740,774.63	5.236
TOTAL	720,739,946.83	100.000
Robert M. Gates
Affirmative	683,529,107.54	94.837
Withheld	37,210,839.29	5.163
TOTAL	720,739,946.83	100.000
Abigail P. Johnson
Affirmative	684,089,956.12	94.915
Withheld	36,649,990.71	5.085
TOTAL	720,739,946.83	100.000
Edward C. Johnson 3d
Affirmative	683,992,695.18	94.901
Withheld	36,747,251.65	5.099
TOTAL	720,739,946.83	100.000
Donald J. Kirk
Affirmative	684,424,631.69	94.961
Withheld	36,315,315.14	5.039
TOTAL	720,739,946.83	100.000
Marie L. Knowles
Affirmative	684,367,873.79	94.954
Withheld	36,372,073.04	5.046
TOTAL	720,739,946.83	100.000
Ned C. Lautenbach
Affirmative	685,176,030.16	95.066
Withheld	35,563,916.67	4.934
TOTAL	720,739,946.83	100.000
Peter S. Lynch
Affirmative	684,940,587.11	95.033
Withheld	35,799,359.72	4.967
TOTAL	720,739,946.83	100.000
Marvin L. Mann
Affirmative	684,171,369.31	94.926
Withheld	36,568,577.52	5.074
TOTAL	720,739,946.83	100.000
	# of Votes Cast	% of Votes Cast
William O. McCoy
Affirmative	684,275,147.28	94.941
Withheld	36,464,799.55	5.059
TOTAL	720,739,946.83	100.000
William S. Stavropoulos
Affirmative	683,662,030.27	94.856
Withheld	37,077,916.56	5.144
TOTAL	720,739,946.83	100.000
PROPOSAL 4
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes Cast	% of Votes Cast
Affirmative	582,826,393.72	82.534
Against	60,782,915.80	8.607
Abstain	62,556,420.51	8.859
TOTAL	706,165,730.03	100.000
Broker Non-Votes	14,574,216.80
PROPOSAL 5
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes Cast	% of Votes Cast
Affirmative	576,429,422.40	81.628
Against	67,045,691.65	9.494
Abstain	62,690,615.98	8.878
TOTAL	706,165,730.03	100.000
Broker Non-Votes	14,574,216.80

*Denotes trust-wide proposals and voting results.